                                                                     EXHIBIT 2.3

                               ESCROW AGREEMENT
                               ----------------

     This Escrow Agreement is entered into as of December 10, 1997, by and among SeaChange International, Inc., a Delaware corporation (the "Buyer"), IPC Interactive Pte. Ltd., a Singapore corporation (the "Company"), the shareholders listed on the signature pages hereto ("Sellers" and individually a "Seller") and State Street Bank and Trust Company (the "Escrow Agent").

     WHEREAS, pursuant to a Stock Purchase Agreement dated as of the date hereof by and among the Buyer, the Company and the Sellers (the "Stock Purchase Agreement"), Buyer is acquiring all of the issued and outstanding shares of the capital stock of the Company from the Sellers in exchange for shares of the Common Stock, par value $.01 per share, of Buyer (the "Buyer Stock");

     WHEREAS, Buyer, the Company, and certain of their respective affiliates (the "Buyer Persons") are to be indemnified against (i) breaches of the Sellers' representations, warranties and agreements made in the Stock Purchase Agreement (the "General Escrow") and (ii) claims for compensation made by any current or former employee or employees (the "Employees") of the Company or IPC Interactive, Inc., a California corporation and a wholly-owned subsidiary of the Company (the "California Subsidiary") (the "Special Escrow"), each subject, however, to the limitations set forth in the Stock Purchase Agreement; and

     WHEREAS, as provided for in the Stock Purchase Agreement, to provide for the payment of such indemnification, the Sellers have agreed to permit (i) shares representing ten percent (10%) of the shares of the Buyer Stock issuable to them pursuant to Sections 1.2 and 1.4 of the Stock Purchase Agreement (determined without regard to clause (ii) below) to be held in escrow as hereinafter provided to satisfy the General Escrow (the "General Escrow Shares") and (ii) 20,000 additional shares of the Buyer Stock issuable to them pursuant to Sections 1.2 and 1.4 of the Stock Purchase Agreement to be held in escrow as hereinafter provided to satisfy the Special Escrow (the "Special Escrow Shares"). General Escrow Shares and Special Escrow Shares are sometimes hereinafter collectively referred to as the "Escrow Shares."

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1   Defined Terms.  Capitalized terms used in this Agreement and not
         --------------
otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

     2.  Appointment and Agreement of Escrow Agent.   The Buyer, the Company and
         -----------------------------------------
the Sellers hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

     3.  Indemnification.  The parties agree that this Agreement shall secure
         ---------------
the right of indemnification of the Buyer and the Company from and against damages as specified in Article VII of the Stock Purchase Agreement ("Buyer Damages") by the Sellers upon the terms and subject to the limitations set forth in Article VII of the Stock Purchase Agreement.

     4.  Establishment of Escrow; Escrow Fund.  At the Closing, Buyer shall
         ------------------------------------
deliver to the Escrow Agent two (2) stock certificates in the name of the Escrow Agent (or its nominee), for the account of the Sellers, one of which shall represent the General Escrow Shares and be held in an account designated as "SeaChange General Escrow Account," and the other which shall represent the Special Escrow Shares and be held in an account designated as "SeaChange Special Escrow Account." The SeaChange General Escrow Account and the SeaChange Special Escrow Account are sometimes hereinafter collectively referred to as the Escrow Fund. All Escrow Shares shall be held by the Escrow Agent for the benefit of the Sellers and shall not be disposed of by the Escrow Agent except as otherwise provided herein. The name and address of each Seller and the number of General Escrow Shares and Special Escrow Shares held for the benefit of each such Seller as of the date hereof is set forth on Annex A attached hereto. For purposes of
                                      -------
this Agreement, a Seller's "Pro Rata Portion" shall refer to (i) with respect to the General Escrow Shares, the ratio of (i) the number of General Escrow Shares held for the account of a particular Seller to (ii) the total number of General Escrow Shares held for the account of all Sellers, and (ii) with respect to the Special Escrow Shares, the ratio of (i) the number of Special Escrow Shares held for the account of a particular Seller to (ii) the total number of Special Escrow Shares held for the account of all Sellers. All payments to the Buyer Persons from the Escrow Fund in respect of Buyer Damages with respect to which it has been determined that such Indemnified Parties are entitled to indemnification pursuant to this Agreement and the Stock Purchase Agreement, if any, shall be made in the form of Buyer Stock deposited with the Escrow Agent hereunder and shall be valued at the Fair Market Value provided in Section 1.2 of the Stock Purchase Agreement. After each Seller's account hereunder has been established, all debits thereto required hereunder shall be made in accordance with each such Seller's Pro Rata Portion of each indemnification payment made from the Escrow Fund in accordance with the terms of this Agreement, provided, however, that to the extent that the indemnification payment relates to the liability of certain of the Sellers under Section 7.2.2 of the Stock Purchase Agreement or the liability of a particular Seller for a breach of any of the representations and warranties contained in Article II or IIB of the Stock Purchase Agreement in each case as specified in the related Claim Notice, then such debits shall be made against such Sellers' account and the Pro Rata Portions of each Seller shall be adjusted accordingly. The respective interests of the Sellers in the Escrow Fund shall not be transferable or assignable.

     5.  Voting Rights.  In the event of a meeting or written action of
         -------------
stockholders of Buyer during the term of this Escrow Agreement, the Escrow Agent shall send to the Sellers copies of any notices, proxies and proxy material received by it in connection with such meeting. Buyer hereby undertakes to independently furnish copies of all such notices, proxies and proxy materials directly to each Seller and to cooperate with the Sellers and the Escrow Agent to facilitate the exercise by Sellers of voting rights in the Escrow Shares. Upon request of the Sellers, the Escrow Agent shall execute and deliver a proxy authorizing them to vote the whole number of their Escrow Shares.


     6.  Dividends and Distributions.  All dividends and other distributions or
         ---------------------------
rights paid on or granted with respect to the Escrow Shares shall be added to the related Seller's Pro Rata Portion of the Escrow Fund in accordance with
Section 4 and shall be held hereunder upon the same terms as the Escrow Shares. Any cash in the Escrow Fund shall be held by the Escrow Agent uninvested in a non-interest bearing account.


     7.  Administration of Escrow Fund.  The Escrow Agent shall administer the
         -----------------------------
Escrow Fund as follows:


         (a) If a Buyer Person has incurred or suffered Buyer Damages for which it is entitled to indemnification under Article VII of the Stock Purchase Agreement, the Buyer Person shall, prior to 5:00 p.m. Boston time on (i) July 31, 1998 in connection with claims made pursuant to the General Escrow (the "General Termination Date") or (ii) November 30, 1998 in connection with claims made pursuant to the Special Escrow (the "Special Termination Date"), deliver written notice of such claim (a "Claim Notice") to the Escrow Agent and those Sellers obligated to indemnify the Buyer Person from and against such Buyer Damages pursuant to Article VII of the Stock Purchase Agreement. Each Claim Notice shall state the amount of claimed Buyer Damages and shall specify the number of Escrow Shares at Fair Market Value required to pay such amount (the "Claimed Amount") and the basis for such claim.

         (b) Within 20 days after delivery of a Claim Notice, the Sellers so notified shall deliver to the Buyer Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which such Sellers shall: (i) agree that all of the Claimed Amount may be released from the Escrow Fund to the Buyer Person, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Fund to the Buyer Person or (iii) contest that any of the Claimed Amount may be released from the Escrow Fund to the Buyer Person. The Sellers may contest the release from escrow of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Buyer Damages for which the Buyer Person is entitled to indemnification under Article VII of the Stock Purchase Agreement. If no Response Notice is delivered by such Sellers and received by the Escrow Agent within such 20-day period, such Sellers shall be deemed to have agreed that all of the Claimed Amount may be released to the Buyer Person from the Escrow Fund.

         (c) If the Sellers in the Response Notice agree (or are deemed to have agreed) that all of the Claimed Amount may be released from the Escrow Fund to the Buyer Person, the Escrow Agent shall promptly be given written instructions from the Buyer and the Sellers to disburse to the Buyer Person from the Escrow Fund an amount equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Fund) and the Escrow Agent shall follow such written instructions.

         (d) If the Sellers in the Response Notice agree that part, but not all, of the Claimed Amount may be released from the Escrow Fund to the Buyer Person, the Escrow Agent shall promptly be given written instructions from the Buyer and the Sellers to disburse to the Buyer Person from the Escrow Fund an amount equal to the Agreed Amount set forth in such Response Notice (or such lesser amount as is then held in the Escrow Fund) and the Escrow Agent shall follow such written instructions.

         (e) If the Escrow Agent receives instructions pursuant to this Section 7 to release all or a portion of the Claimed Amount, the Escrow Agent shall deliver to Buyer's transfer agent (the "Transfer Agent") the Escrow Shares in exchange for a new stock certificate representing a number of shares of Buyer Stock (which will remain Escrow Shares) equal to the number of Escrow Shares previously held by the Escrow Agent, less the number of Escrow Shares having a Fair Market Value (as defined in Section 1.2 of the Stock Purchase Agreement) equal to the Claimed Amount or the Agreed Amount, as the case may be, as soon as practicable. Subject to the limitation set forth in Section 4 hereto, upon any distribution of Escrow Shares to Buyer in satisfaction of a Claim Notice by the Escrow Agent, the number of Escrow Shares held for the account of each Seller will be reduced by its Pro Rata Portion of the Escrow Shares distributed to satisfy the Claim Notice. Any fractional interests will be carried forward until the distribution of Escrow Shares to the Sellers, at which time fractional interests will be rounded in the discretion of Buyer.

         (f) If the Sellers in the Response Notice contest the release of all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Boston, Massachusetts. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Such Sellers and the Buyer Person shall each designate one arbitrator within 15 days of the delivery of the Sellers' Response Notice contesting the Claimed Amount. The Sellers and the Buyer Person shall cause such designated arbitrators mutually to agree upon and shall designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Sellers' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Sellers or the Buyer Person fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Such Sellers and the Buyer Person shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Sellers and the Buyer Person shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator.
The arbitrators' decision shall relate solely to whether the Buyer Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Stock Purchase Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Sellers, the Buyer Person and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon such Sellers, the Buyer Person and the Escrow Agent and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by such Sellers, the Escrow Agent shall continue to hold in the Escrow Fund an amount sufficient to cover the Contested Amount (up to the amount then available in the Escrow Fund), notwithstanding the occurrence of the General Termination Date or the Special Termination Date, as the case may be, until (i) delivery of a copy of a settlement agreement executed by the Buyer Person and such Sellers setting forth instructions to the Escrow Agent as to the disbursements, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the disbursements, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon disburse amounts from the Escrow Fund (to the extent such amounts are then held in the Escrow Fund) to the Buyer Person in accordance with such agreement or instructions.


     8.  Release of Escrow Fund.
         ----------------------

         (a) Promptly after the General Termination Date, the Escrow Agent shall, upon receipt of written instructions signed jointly by the Buyer and the Sellers, deliver the stock certificate representing the General Escrow Shares to the Transfer Agent in exchange for:

     (A) stock certificates for and in the name of each Seller representing each Seller's Pro Rata Portion of the General Escrow Shares then held in escrow. Notwithstanding the foregoing, if a Buyer Person has previously given a Claim Notice relating to the General Escrow which has not then been resolved in accordance with Section 7, the Escrow Agent shall retain in escrow after the General Termination Date an amount sufficient to cover the Claimed Amount which has not then been resolved. Once all remaining indemnification claims under Article VII of the Stock Purchase Agreement have been resolved, the Escrow Agent shall distribute the remaining General Escrow Shares, if any, to the Sellers according to their respective Pro Rata Portion; and

     (B) if applicable, a new stock certificate in the name of the Escrow Agent representing the aggregate number of General Escrow Shares as to which Claim Notices are outstanding and not resolved.


     Upon receipt of such stock certificates from the Transfer Agent, the Escrow Agent will promptly deliver such stock certificates for and in the name of the Sellers to them at such address as each Seller shall direct, and, if applicable, the Escrow Agent will retain a new stock certificate in its name pending resolution of all outstanding and unresolved claims.

         (b) Promptly after the Special Termination Date, the Escrow Agent shall, upon receipt of written instructions signed jointly by the Buyer and the Sellers, deliver the stock certificate representing the Special Escrow Shares to the Transfer Agent in exchange for:

     (A) stock certificates for and in the name of each Seller representing each Seller's Pro Rata Portion of the Special Escrow Shares then held in escrow. Notwithstanding the foregoing, if a Buyer Person has previously given a Claim Notice relating to the Special Escrow which has not then been resolved in accordance with Section 7, the Escrow Agent shall retain in escrow after the Special Termination Date an amount sufficient to cover the

     Claimed Amount which has not then been resolved. Once all remaining indemnification claims under Article VII of the Stock Purchase Agreement have been resolved, the Escrow Agent shall distribute the remaining Special Escrow Shares, if any, to the Sellers according to their respective Pro Rata Portion.

     (B) if applicable, a new stock certificate in the name of the Escrow Agent representing the aggregate number of Special Escrow Shares as to which Claim Notices are outstanding and not resolved.

     Upon receipt of such stock certificates from the Transfer Agent, the Escrow Agent will promptly deliver such stock certificates for and in the name of the Sellers to them at such address as each Seller shall direct, and, if applicable, the Escrow Agent will retain a new stock certificates in its name pending resolution of all outstanding and unresolved claims.

     9.  Termination.  Unless sooner terminated by mutual written agreement of
         -----------
the Buyer and the Escrow Agent, this Agreement shall terminate upon the later of the Special Termination Date or the distribution of all of the Escrow Shares in accordance with the terms of this Agreement.

     10. Fees and Expenses.  Buyer agrees to pay the Escrow Agent's reasonable
         -----------------
expenses incurred in connection with its acceptance of this Agreement and performance of the services required hereunder.

     11. Duties and Responsibilities of Escrow Agent.
         -------------------------------------------

         (a) The Buyer and the Sellers acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (iv) may consult counsel satisfactory to it, including house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

         (b) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence or willful misconduct. The Buyer and the Sellers, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for indirect, special or consequential damages.

         (c) Buyer and the Sellers, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any payment of amounts under this Agreement. Buyer and the Sellers undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Buyer and the Sellers, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation, the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable attorneys' fees), interest and penalties. The provisions of paragraph (b) and (c) shall survive the termination of this Agreement.


     12. Resignation of Escrow Agent.  The Escrow Agent may at any time resign
         ---------------------------
as Escrow Agent hereunder by giving sixty (60) days prior written notice of resignation to the Buyer and the Sellers and thereafter shall deliver the Escrow Shares to such substitute Escrow Agent as Buyer and Sellers shall jointly direct in writing. If such direction to deliver a substitute Escrow Agent is not received by the Escrow Agent within sixty (60) days after mailing such notice of registration, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

     13. Successors and Assigns.  This Agreement shall inure to the benefit of
         ----------------------
and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto. No party may assign its rights or delegate its duties hereunder without the prior written consent of the other parties hereto.

     14. Force Majeure.  Neither the Buyer nor the Sellers nor Escrow Agent
         -------------
shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     15. Notices.  Any notice to a party hereto pursuant to this Agreement
         -------
shall be in writing and shall be delivered by hand, telecopied or mailed by first class certified or registered mail, return receipt requested, postage prepaid;

     (a) If to Buyer, to:


     SeaChange International, Inc.
     124 Acton Street
     Maynard, MA 01754
     Telecopier No.: (508) 897-0132
     Attention: Joseph S. Tibbetts, Jr.

     With a required copy to:

     Testa, Hurwitz & Thibeault, LLP
     125 High Street
     High Street Tower
     Boston, MA 02110
     Telecopier No.: (617) 248-7100
     Attention: William B. Simmons, Jr., Esq.

     (b) if to the Company, to:

     IPC Interactive Pte. Ltd.
     c/o IPC Interactive, Inc.
     105 Digital Drive
     Novato, CA 94949
     Telecopier No.:  (415) 382-1400
     Attention:  Johnathan Edwards

     With a required copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA  94304-1050
     Telecopier No.: (415) 493-6811
     Attention: Neil Wolff, Esq.

     (c) if to the Sellers, to:

     (i) if to Messrs. Edwards, Lampton or Knudsen, to:

     IPC Interactive, Inc.
     105 Digital Drive
     Novato, CA 94949
     Telecopier No.:  (415) 382-1400
     Attention: Johnathan Edwards/David Lampton/Philip Knudsen

     (ii) if to IPC Corporation Ltd., to:

     IPC Corporation Ltd.
     23 Tai Seng Drive
     IPC Building
     Singapore 1953
     Telecopier No.: (65) 743-0691
     Attention: Patrick Ngiam

     With a required copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA  94304-1050
     Telecopier No.: (415) 493-6811
     Attention: Neil Wolff, Esq.

     (d) If to the Escrow Agent, to:

     State Street Bank and Trust Company
     Financial Markets Group
     Corporate Trust Department
     Two International Place - 5th Floor
     Boston, MA 02110
     Telecopier No.: (617) 664-5365
     Telephone No.: (617) 664-5776
     Attention:  SeaChange International (IPC) Escrow

or to such other address or individuals as may be designated by notice given by any party to the others.

     Notices provided in accordance with this Section 15 shall be deemed delivered upon personal delivery or, if mailed 3 business days following the deposit thereof in the mail, provided that any notice required to be delivered to the Escrow Agent hereunder shall be deemed received by it only upon actual receipt.

     16. Entire Agreement.  This Agreement together with the Stock Purchase
         ----------------
Agreement and its Schedules embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

     17. Amendments and Waivers.  Except as otherwise expressly set forth in
         ----------------------
this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of all of the parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     18. Counterparts.  This Agreement may be executed in several counterparts,
         ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19. Headings.  The headings of the sections, subsections, and paragraphs
         --------
of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

     20. Severability.  The individuality or unenforceability of any provision
         ------------
of this Agreement shall not affect the validity or enforceability of any other provision.

     21. Governing Law.  This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the Commonwealth of Massachusetts.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                    ESCROW AGENT:

                                    STATE STREET BANK AND TRUST
                                    COMPANY
                                    By:  /s/ Patrick E. Thebado
                                        --------------------------------
                                        Name:   Patrick E. Thebado
                                        Title:  Assistant Vice President


                                    BUYER:

                                    SEACHANGE INTERNATIONAL, INC.

                                    By:  /s/ William C. Styslinger, III
                                        -------------------------------
                                        Name:   William C. Styslinger, III
                                        Title:  Chief Executive Officer


                                    COMPANY

                                    IPC INTERACTIVE PTE. LTD.

                                    By:  /s/ Johnathan Edwards
                                        --------------------------------
                                        Name:   Johnathan Edwards
                                        Title:  Chairman


                                    SELLERS:

                                    IPC CORPORATION LTD.

                                    By:  /s/ Patrick Ngiam
                                        --------------------------------
                                        Name:   Patrick Ngiam
                                        Title:  Chairman


                                    /s/ Johnathan Edwards
                                    ------------------------------------
                                    Johnathan Edwards

                                    /s/ Philip S. Knudsen
                                    ------------------------------------
                                    Philip S. Knudsen

                                    /s/ David Lampton
                                    ------------------------------------
                                    David Lampton

                                                                         ANNEX A
                                                                         -------


                   General         Special
                   Escrow          Escrow           Total Escrow
Shareholder        Shares          Shares           Shares
-----------        ------          ------           ------
Johnathan
Edwards            15,469           4,950           20,419

Philip
Knudsen               312             100              412

David
Lampton            15,469           4,950           20,419

IPC
Corporation        31,250          10,000           41,250
                   ------          ------           ------

Totals:            62,500          20,000           82,500